Exhibit 99.1

LINCO Bancshares, Inc.

Auditor’s Report and Consolidated Financial Statements

December 31, 2020 and 2019

LINCO Bancshares, Inc.

December 31, 2020 and 2019

Crowe LLP
Independent Member Crowe Global

INDEPENDENT AUDITOR'S REPORT

Board of Directors LINCO Bancshares, Inc. Columbia, Missouri

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of LINCO Bancshares, Inc., which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LINCO Bancshares, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

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Report on Other Legal and Regulatory Requirements

We also have audited in accordance with auditing standards generally accepted in the United States of America, LINCO Bancshares, Inc.’s internal control over financial reporting as of December 31, 2020, based on criteria established in the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and our report dated March 30, 2021 expressed an unmodified opinion.

Crowe LLP

Atlanta, Georgia

March 30, 2021

2

2.

LINCO Bancshares, Inc.

Consolidated Balance Sheets

December 31, 2020 and 2019

(Dollars in Thousands)

Assets

	2020	2019
Cash and due from banks $ 35,578	$35,578	$19,755
Loans held for sale 3,161	3,161	4,365
Available-for-sale securities 115,009	115,009	146,055
Held-to-maturity securities (fair value of $10,003 and $12,417 at 9,431 December 31, 2020 and 2019, respectively)	9,431	12,243
Portfolio loans, net of allowance for loan losses of $8,592 and $8,321 at December 31, 2020 and 2019, respectively	854,214	794,049
Premises and equipment, net	23,605	24,616
Federal Reserve, Federal Home Loan Bank and other correspondent bank stock	7,236	10,053
Foreclosed assets held for sale, net	8,435	2,426
Interest receivable	3,019	3,360
Bank-owned life insurance	30,275	29,590
Core deposit intangibles, net	137	248
Goodwill	20,503	20,503
Prepaid expenses and other	3,547	2,827
Total assets	$1,114,150	$1,070,090
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$138,821	$132,147
Savings, NOW and money market	377,640	255,757
Time deposits	378,423	411,148
Total deposits	894,884	799,052
Federal Home Loan Bank advances	39,441	100,685
Accrued interest payable and other liabilities	6,979	7,472
Total liabilities	941,304	907,209
Stockholders’ Equity
Common stock, nominal par value; 30,000 shares authorized, 100 shares issued and outstanding	-	-
Additional paid-in capital	148,481	148,481
Retained earnings	21,084	13,600
Accumulated other comprehensive income	3,281	800
Total stockholders’ equity	172,846	162,881
Total liabilities and stockholders’ equity	$1,114,150	$1,070,090

See Notes to Consolidated Financial Statements	3

LINCO Bancshares, Inc.

Consolidated Statements of Operations and Comprehensive
Income Years Ended December 31, 2020 and 2019

(Dollars in Thousands)

	2020	2019
Interest Income
Loans	$40,846	$42,618
Investment securities	3,580	3,851
Other	44	300
Total interest income	44,470	46,769
Interest Expense
Deposits	8,224	12,219
Federal Home Loan Bank advances	974	979
Total interest expense	9,198	13,198
Net Interest Income	35,272	33,571
Provision for Loan Losses	2,139	2,125
Net Interest Income After Provision for Loan Losses	33,133	31,446
Noninterest Income
Customer service fees	1,026	1,244
Gain on sale of foreclosed assets, net	111	1,521
Gain on sale of loans held for sale	2,148	866
Other	3,423	3,122
Noninterest Expense	6,708	6,753
Salaries, wages and employee benefits	21,072	19,036
Occupancy	1,729	1,955
Professional fees	1,682	994
Depreciation of premises and equipment	1,260	1,293
Data processing	2,188	2,037
FDIC assessments and regulatory fees	291	36
Other	4,135	4,604
Total noninterest expense	32,357	29,955
Net Income	7,484	8,244
Other Comprehensive Income
Change in unrealized gain/loss on available-for-sale securities	2,481	3,375
Comprehensive Income	$9,965	$11,619

See Notes to Consolidated Financial Statements	4

LINCO Bancshares, Inc.

Consolidated Statements of Stockholders’ Equity Years
Ended December 31, 2020 and 2019 (Dollars in Thousands)

	(Not in Thousands) Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Income/Loss	Total
Balances as of January 1, 2019	100	$100	$148,481	$5,356	$(2,575)	$151,262
Net income	-	-	-	8,244	-	8,244
Change in unrealized loss on available- for-sale securities	-	-	-	-	3,375	3,375
Balances as of December 31, 2019	100	100	148,481	13,600	800	162,881
Net income	-	-		7,484	-	7,484
Change in unrealized gain on available- for-sale securities	-	-	-	-	2,481	2,481
Balances as of December 31, 2020	100	$100	$148,481	$21,084	$3,281	$172,846

See Notes to Consolidated Financial Statements	5

LINCO Bancshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019
(Dollars in Thousands)

	2020	2019
Operating Activities
Net income	$7,484	$8,244
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of premises and equipment	1,260	1,293
Amortization of intangibles	112	145
Net discount accretion related to purchased credit-impaired loans	(1,495)	(1,464)
Provision for loan losses	2,139	2,125
Provision for losses on foreclosed assets	258	20
Net accretion of discounts on investment securities	709	530
Income from bank-owned life insurance	(686)	(712)
Origination of loans held for sale	(112,161)	(40,662)
Proceeds from loans held for sale	115,513	39,596
Gain on sale of loans held for sale	(2,148)	(866)
Gain on sale of securities	(270)	(79)
Gain on sale of foreclosed assets	(111)	(1,521)
Loss on sale of equipment	2	10
Changes in
Interest receivable	341	(259)
Other assets	(724)	(517)
Accrued interest payable and other liabilities	(493)	913
Net cash provided by operating activities	9,730	6,796
Investing Activities
Net change in loans	(70,662)	(42,556)
Purchases of available-for-sale securities	(17,937)	(45,386)
Purchases of premises and equipment	(247)	(337)
Proceeds from maturities of available-for-sale securities	38,818	20,545
Proceeds from sale of available-for-sale securities	12,322	17,672
Proceeds from maturities of held-to-maturity securities	2,698	1,886
Net sale (purchases) of correspondent bank stock	2,818	(1,871)
Proceeds from sale of foreclosed assets	3,416	3,483
Net cash used in investing activities	(28,774)	(46,564)
Financing Activities
Net increase (decrease) in demand deposits, money market, NOW and savings accounts	128,558	(2,267)
Net increase (decrease) in time deposits	(32,445)	(6,097)
Net proceeds from (repayments of) short-term FHLB advances	(60,190)	26,191
Net proceeds from (repayments of) long-term FHLB advances	(1,054)	18,972
Net cash provided by financing activities	34,867	36,799
Increase (Decrease) in Cash and Cash Equivalents	15,823	(2,969)
Cash and Cash Equivalents at January 1	19,755	22,724
Cash and Cash Equivalents at December 31	$35,578	$19,755
Supplemental Cash Flow Information
Interest paid	$9,708	$13,037
Real estate acquired in settlement of loans	$9,573	$2,559

See Notes to Consolidated Financial Statements	6

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Note 1:Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

LINCO Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Providence Bank (the “Bank”) and the Bank’s wholly-owned and its consolidated subsidiaries, PBSP Holdings, LLC, PBDIL Holdings, LLC, PBEI Holdings, LLC and PBGD&N Holdings, LLC.

The Bank is a Missouri state-chartered depository trust company and is primarily engaged in providing a full range of banking and financial services to individual and business customers in the surrounding communities of its banking centers in Columbia, Jefferson City, Osage Beach, Elsberry, Winfield and Greater St. Louis, Missouri; Fairview Heights, Illinois; and Grapevine, Texas. In addition to its full-service banking centers, the Bank has loan production offices in Columbia, Missouri; Grapevine, Texas; and Indianapolis, Indiana. The primary activity of PBSP Holdings, LLC, PBDIL Holdings, LLC, PBEI Holdings, LLC and PBGD&N Holdings, LLC is to hold other real estate acquired by the Bank from defaulted loans and the foreclosure of collateral pledged as support for defaulted loans. The Company and the Bank operate in one business segment, community banking, and are subject to the laws and regulations of certain federal and state agencies.

Basis of Accounting and Presentation

These financial statements have been prepared based upon accounting principles generally accepted in the United States of America (US GAAP). US GAAP is promulgated by the Financial Accounting Standards Board (“FASB”) and its Accounting Standards Codification (“ASC”). The ASC is updated periodically by Accounting Standards Updates (“ASUs”) published by the FASB.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, accounting for acquired loans and fair values of financial instruments.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2020 and 2019, cash equivalents consisted primarily of funds held at the Federal Reserve Bank and correspondent banks.

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

At December 31, 2020 and 2019, funds on deposit at correspondent banks exceeded federally- insured limits by approximately $558,000 and $1.4 million, respectively. Approximately $30.3 million and $13 million of the funds on deposit at December 31, 2020 and 2019, respectively, were held at a Federal Reserve Bank.

Investment Securities

Held-to-maturity securities, which includes any security for which there is positive intent and ability to be held to maturity, are carried at amortized cost. Available-for-sale securities, which includes any security for which there is no immediate plan to sell but which may be sold in the future, are carried at fair value with unrealized gains and losses excluded from operating results and are reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the term of the securities without anticipating prepayments. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with a fair value below amortized cost, when the Company does intend to sell such debt security, and it is more-likely-than-not the Company will have to sell the security before recovery of its cost basis, impairment of a debt security is recognized in operating results.

Management periodically reviews the Company’s investments to identify and evaluate each security to determine whether an other-than-temporary impairment has occurred. Economic models are used to determine whether an other-than-temporary impairment has occurred on these securities.

To determine if the unrealized loss on a security is other than temporary, the Company evaluates multiple factors including the nature of the investment, cause(s) of impairment, changes to the creditworthiness of the issuer and the duration and magnitude of the impairment. The Company also evaluates the current credit enhancements underlying debt securities to determine the impact on cash flows as well as the Company’s intent and ability to retain the investment to maturity. If the Company determines that a given security has an other-than-temporary impairment, the Company records the estimated credit portion of impairment as a charge to operations, with the remaining portion in other comprehensive income.

Loans Held for Sale

Mortgage loans originated and intended for sale into the secondary market are carried at the lower of aggregate cost or fair value. Net unrealized losses, if any, are recorded as a valuation allowance and charged to operations, when incurred.

Mortgage loans originated for sale have been sold with the related servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Portfolio Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or repayment are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

For loans recorded at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a portfolio yield adjustment over the respective term of the loan.

The accrual of interest on loans is discontinued at the time the loan becomes 90 days past due unless the loan is well-secured and in process of collection. Past due status is based on contractual terms of the loan. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

When loans are placed on nonaccrual, previously accrued unpaid interest is reversed against interest income. Subsequent interest income on such loans is recognized using the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due have been brought current and future contractual payments are reasonably assured.

Discounts and premiums on purchased loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Purchased Credit Impaired Loans

The Company purchased loans as part of an acquisition of certain assets of a failed bank in 2010 and an acquisition of unaffiliated bank in 2015, some of which showed evidence of credit deterioration prior to acquisition. Those purchased credit-impaired loans were recorded at estimated fair value at the acquisition date, such that there was no carryover of any prior allowance for loan losses. After acquisition, estimated losses are recognized through the allowance for loan losses.

Such purchased credit-impaired loans are accounted for individually. The Company estimates the amount and timing of expected cash flows for each loan, and the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

Over the life of the loan, expected cash flows continue to be estimated through a periodic re- estimation process. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income over the remaining life of the loan, as described above.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable incurred losses in the loan portfolio as of the balance-sheet date. The allowance is increased by provisions for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent loan recoveries, if any, are credited to the allowance when collected.

The adequacy of the allowance for loan losses is evaluated on a regular basis by management based upon periodic review of the collectability of portfolio loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrowers’ ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires significant estimates that are susceptible to revision based on subsequent information.

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

The allowance for loan losses consists of allocated and general components. The allocated component relates to loans that are classified as impaired and is established when the discounted cash flows (or collateral value or observable market price) of an impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical charge-off experience and peer experience adjusted for qualitative factors. The qualitative factors include local and national economic factors. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality to supplement historical loss or risk rating data. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all scheduled payments of principal or interest when due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment history and the amount of the shortfall in relation to the principal and interest owed.

Troubled Debt Restructurings

Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered to be troubled debt restructurings and are classified as impaired.

Troubled debt restructurings are separately identified for partial impairment and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral-dependent loan, its valuation is based upon the fair value of the collateral. For troubled debt restructurings that subsequently default, the amount of any estimated loss is recognized in accordance with the Bank’s accounting policy for the allowance for loan losses.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the term of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected lease terms include renewal option periods to the extent that the exercise of such options is reasonably expected.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Leasehold improvements	5-10 years
Equipment	3-10 years

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Federal Reserve and Federal Home Loan Bank Stock

Federal Reserve and Federal Home Loan Bank (“FHLB”) stock are required investments for institutions that are members of the Federal Reserve and FHLB systems, respectively, and are restricted by the issuer. The required investment in the common stock is based on a predetermined formula established by the issuer and is carried at cost and evaluated periodically for impairment.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell at the date of foreclosure, establishing a new cost basis.

Subsequent to foreclosure, updated valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated cost to sell. Revenue and expenses from operation of foreclosed assets and changes in the valuation allowance are included in other noninterest income and other noninterest expense, respectively.

Bank-Owned Life Insurance

The Bank has purchased life insurance policies on certain employees. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which approximates the cash surrender value of the policies adjusted for other charges or other amounts due that are probable at surrender of such policies.

Goodwill

Goodwill, which arose from prior acquisitions, is reviewed at least annually for potential impairment. In the event of an impairment, the amount by which the carrying amount exceeds the fair value is charged to earnings.

Other Intangible Assets

Other intangible assets consist of core deposit and customer relationship intangibles and are amortized on the straight-line basis over a period ranging from three to seven years. Such assets are periodically evaluated for potential impairment.

Transfers of Financial Assets

Transfers of financial assets are accounted for as a sale when control over the assets sold has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Company’s stockholders have elected to have the Company’s income taxed as an “S” Corporation under provisions of the Internal Revenue Code and a similar section of state income tax law. Therefore, taxable income or loss has been reported to the individual stockholders for inclusion in their respective

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

income tax returns and no provision for federal and state income taxes is included in these financial statements. Currently, the Company is not subject to the built-in gains tax as described in Internal Revenue Code Section 1374.

The Company files consolidated income tax returns in the U.S. federal, Missouri, Indiana, Illinois and Texas jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2016.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income consists of the change in the unrealized gain (loss) on available-for-sale securities as of the balance-sheet date.

Pending Accounting Standards Implementation

In 2016, the FASB issued new guidance related to accounting for leases. Under the new guidance, which becomes effective for the Company for periods beginning after December 15, 2021, a right- to-use leased asset will be recognized on the balance sheet with a corresponding lease liability, based on the present value of future lease payments, for leases with a term exceeding 12 months. Lease renewal options will be ignored for purposes of determining the lease term and initial recognition of the leased asset and related liability, unless it is reasonably certain the lease will be renewed. For leases with a term of 12 months or less, generally no asset or liability will be recognized and the related rent expense will be based on the underlying lease payments, on a straight-line basis. This new guidance is not expected to have a material impact on the Company’s financial position or results of operation upon implementation, based on the Company’s current leases. In conjunction with the sale of the Company (see Note 15), implementation of this new accounting standard will be accelerated.

In 2016, FASB issued an ASU to significantly change the future framework for the estimation and accounting for loan losses by replacing the long-accepted incurred-loss model with an expected- loss model, which is referred to as the current expected credit loss (“CECL”) model. The CECL model requires estimation of future loan losses and provides a level of flexibility for loss- estimation techniques, which may be implemented based on the individual institution’s size and complexity. Due to the need to accommodate more extensive previous loss history information prior to implementation of the CECL guidance, an extended implementation timetable requires the Company to implement the new guidance for periods beginning after December 31, 2022.

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Management has not completed its analysis of the CECL guidance and, accordingly, is currently unable to estimate the potential impact of its implementation on the Company’s financial position or results of operations. In conjunction with the sale of the Company (see Note 15), implementation of this new accounting standard will be accelerated.

Subsequent Events

Subsequent events have been evaluated through March 30, 2021, which is the date the consolidated financial statements were available to be issued.

Reclassifications

Certain reclassifications have been made to the 2019 consolidated financial statements to conform to the 2020 financial statement presentation. Reclassifications had no effect on the 2019 operating results or stockholders’ equity.

Note 2:Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with a Federal Reserve Bank. No reserve was required at December 31, 2020 ($10.6 million was required at December 31, 2019).

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Note 3:Investment Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities were as follows:

		Gross	Gross	Approximate
Description of	Amortized	Unrealized	Unrealized	Fair
Securities	Cost	Gains	Losses	Vaalue
December 31, 2020

Available-for-sale
U.S. government and federal agency	$6,010	$516	$-	$6,526
Mortgage-backed securities, issued
by U.S. government-sponsored
enterprises (GSEs)	84,554	2,640	(22)	87,172
State and political subdivisions	80	-	-	80
Other	21,084	175	(28)	21,231

Total available-for-sale	$111,728	$3,331	$(50)	$115,009

Held-to-maturity
Mortgage-backed securities, issued
by U.S. government-sponsored
enterprises (GSEs)	$7,405	$572	$-	$7,977
Other	2,026	-	-	2,026

Total available-for-sale	$9,431	$572	$-	$10,003

December 31, 2019

Available-for-sale
U.S. government and federal agency	$6,012	$234	$-	$6,246
Mortgage-backed securities, issued
by U.S. government-sponsored
enterprises (GSEs)	122,617	605	(306)	122,916
State and political subdivisions	80	-	-	80
Other	16,545	268	-	16,813

Total available-for-sale	$145,254	$1,107	$(306)	$146,055

Held-to-maturity
Mortgage-backed securities, issued
by U.S. government-sponsored
enterprises (GSEs)	$10,148	$201	$(27)	$10,322
Other	2,095	-	-	2,095

Total available-for-sale	$12,243	$201	$(27)	$12,417

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

The amortized cost and fair value of securities at December 31, 2020, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations at an earlier date.

	Amortized Cost	Fair Value
Available-for-sale Within one year	$80	$80
One to five years	11,010	11,509
Five to 10 years	16,084	16,248
Mortgage-backed securities	84,554	87,172
Held-to-maturity	111,728	115,009
Mortgage-backed securities	7,405	7,977
Other	2,026	2,026
	$121,159	125,012

The fair value of securities is primarily determined by references to quoted prices for similar securities (level 2 inputs).

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, approximated $81 million and $107 million at December 31, 2020 and 2019, respectively.

Realized gains from sales of securities in 2020 and 2019 were $270,000 and $79,000, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at current fair value which is less than their amortized cost. Total fair value of these investments at December 31, 2020 and 2019, approximated $16 million and $42 million, 14% and 29% of the Company’s available-for-sale investment portfolio, respectively. The fair value declines in these securities are associated with changes in market rates of interest subsequent to their purchase and, accordingly, are considered to be temporary. The Company has the ability and intent to hold these securities and does not believe that it is more likely than not that it will be required to sell these securities before their anticipated maturity.

15

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

The following table summarizes the Company’s available-for-sale investments’ gross unrealized losses and fair value of investments with unrealized losses, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2020
Mortgage-backed securities issued by GSEs	$7,529	$(22)	$-	$-	$7,529	$(22)
Other	8,472	(28)	$-	-	8,472	(28)
Total temporarily impaired securities	$16,001	$(50)	$-	$-	$16,001	$(50)
December 31, 2019
Mortgage-backed securities issued by GSEs	$25,782	$(136)	$16,197	$(170)	$41,979	$(306)
Other	-	--		-	-	-
Total temporarily impaired securities	$25,782	$(136)	$16,197	$(170)	$41,979	$(306)

Unrealized losses on securities classified as held-to-maturity at December 31, 2020 and 2019 were immaterial.

As of December 31, 2020 and 2019, no securities were deemed to have other-than-temporary impairment.

Note 4:Portfolio Loans and Allowance for Loan Losses

Categories of portfolio loans at December 31 included:

	2020	2019
Residential real estate	$190,163	$180,927
Construction and land development	80,971	82,919
Commercial real estate	232,702	236,888
Commercial	283,698	228,553
Nondepository financial institutions	30,062	16,057
Consumer and other	45,210	57,026
Total portfolio loans	862,806	802,370
Less allowance for loan losses	(8,592)	(8,321)
Net portfolio loans	$854,214	$794,049

16

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method:

	Residential Real Estate	Construction/ Land Development	Commercial Real Estate	Commercial	Nondepository Financial Institutions	Consumer and Other	Total
December 31, 2019
Balance, beginning of year Provision charged (credited) to expense	$447	$3,284	$2,127	$779	$104	$1,580	$8,321
Loans charged off Recoveries	(65)	46	64	550	89	1,455	2,139
Balance, end of year	(72)	—	(207)	(166)	—	(2,073)	(2,518)
Ending balance: individually evaluated for impairment	101	—	35	96	—	418	650
Ending balance: collectively evaluated for impairment	$411	$3,330	$2,019	$1,259	$193	$1,380	$8,592
Ending balance: loans acquired with deteriorated credit quality	$8	$71	$—	$379	$—	$—	$458
	$403	$3,259	$2,019	$880	$193	$1,380	$8,134
	$—	$—	$—	$—	$—	$—	$—
Portfolio Loans
Ending balance	$190,163	$80,971	$232,702	$283,698	$30,062	$45,210	$862,806
Ending balance: individually evaluated for impairment	$1,761	$71	$61	$2,014	$—	$6	$3,913
Ending balance: collectively evaluated for impairment	$187,797	$79,631	$230,407	$281,684	$30,062	$45,204	$854,785
Ending balance: loans acquired with deteriorated credit quality	$605	$1,269	$2,234	$—	$—	$—	$4,108
December 31, 2019	$537	$4,055	$2,223	$1,092	$136	$1,125	$9,168
Balance, beginning of year Provision charged (credited) to expense	146	(773)	(258)	1,403	(32)	1,931	2,125
Loans charged off Recoveries	(6)	—	(83)	(1,774)	—	(1,760)	(3,623)
Balance, end of year	62	2	245	58	—	284	651
Ending balance: individually evaluated for impairment	$447	$3,284	$2,127	$779	$104	$1,580	$8,321
Ending balance: collectively evaluated for impairment	$31	$—	$—	$46	$—	$—	$77
Ending balance: loans acquired with deteriorated credit quality	$359	$3,270	$2,000	$733	$104	$1,580	$8,045
Portfolio Loans	$57	$14	$127	$—	$—	$—	$198
Ending balance	$180,927	$82,919	$236,888	$228,553	$16,057	$57,026	$802,370
Ending balance: individually evaluated for impairment	$5,419	$—	$3,455	$1,655	$—	$—	$10,529
Ending balance: collectively evaluated for impairment	$171,648	$82,045	$225,743	$226,898	$16,057	$57,026	$779,417
Ending balance: loans acquired with deteriorated credit quality	$3,860	$874	$7,690	$—	$—	$—	$12,424

17

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Internal Risk Categories

The Company utilizes an internal classification system as a means of reporting problem and potential problem loans. Under the Company’s risk rating system, it classifies problem and potential problem loans as “Watch,” “Special Mention,” “Substandard,” “Doubtful” and “Loss.” The Company uses the following definitions for risk ratings:

Pass – Loans classified as pass are well protected by the ability of the borrower to pay or by the value of the asset or underlying collateral.

Watch – Loans classified as watch represent loans with the minimum level of acceptable credit risk and servicing requirements and the borrower has the capacity to perform according to the contractual terms and repayment is expected. However, one or more elements of uncertainty exist.

Special Mention – Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

Loss – Amounts classified as loss are that portion of a loan that is considered uncollectible so that its continuance as an asset is not warranted. The amount of the loss determined will be charged- off.

Risk characteristics applicable to each segment of the loss portfolio are described as follows:

Residential Real Estate – Residential 1-4 family real estate loans are generally secured by owner- occupied 1-4 family residences and multi-family real-estate properties. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers or tenants in the multi-family properties. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values, borrower’s personal income, or tenant income.

Construction and Land Development Real Estate – Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Commercial Real Estate- Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the

18

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

loan or the business conducted on the property securing the loan. These loans are viewed primarily as based on cash flow and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies on the Company’s market areas.

Commercial – The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and other business purposes. Loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation.

Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Nondepository Financial Institutions– The nondepository financial institutions loan portfolio consists of various line of credit loans to mortgage companies that specialize in mortgage loan originations and warehousing or in mortgage loan servicing. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer and Other – The consumer loan portfolio consists of various term and line of credit loans such as vehicle and other loans potentially secured by other types of property for various purposes and unsecured loans to consumers. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer and other economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of borrower.

The following table presents the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of December 31:

	Residential Real Estate	Construction/ Land Development	Commercial Real Estate	Commercial	Nondepository Financial Institutions	Consumer and Other	Total
2020
Grade
Pass	$185,805	$79,027	$224,442	$276,668	$30,062	$44,756	$840,760
Watch	1,889	1,873	5,858	4,271	-	-	13,891
Special Mention	130	-	1,793	199	-	-	2,122
Substandard	2,339	71	609	2,560	-	454	6,033
Doubtful	-	-	-	-	-	-	-
	$190,163	$80,971	$232,702	$283,698	$30,062	$45,210	$862,806

	Residential Real Estate	Construction/ Land Development	Commercial Real Estate	Commercial	Nondepository Financial Institutions	Consumer and Other	Total
2019
Grade
Pass	$168,943	$81,549	$224,020	$223,675	$16,057	$56,756	$771,000
Watch	4,129	1,370	7,467	3,014		-	15,980
Special Mention	6,924	-	1,348	101		270	8,643
Substandard	931	-	4,053	1,763		-	6,747
Doubtful	-	-	-	-		-	-
	$180,927	$82,919	$236,888	$228,553	$16,057	$57,026	$802,370

19

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant changes were made to either during 2020 or 2019.

The following table presents the Company’s loan portfolio aging analysis as of December 31:

	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater	Total Past Due	Current	Total Loans Receivable	Total Loans 90 Days & Greater & Accruing
2020
Residential real estate	$97	$200	$-	$297	$189,866	$190,163	$-
Construction and land development	-	-	-	-	80,971	80,971	-
Commercial real estate	54	-	-	54	232,648	232,702	-
Commercial	47	-	-	47	283,651	283,698	-
Nondepository financial institutions	-	-	-	-	30,062	30,062	-
Consumer and other	122	42	101	265	44,945	45,210	-
	$320	$242	$101	$663	$862,143	$862,806	$-
2019
Residential real estate	$7,207	$9	$50	$7,266	$173,661	$180,927	$-
Construction and land development	-	-	-	-	82,919	82,919	-
Commercial real estate	-	75	3,386	3,461	233,427	236,888	-
Commercial	101	49	51	201	228,352	228,553	-
Nondepository financial institutions	-	-	-	-	16,057	16,057	-
Consumer and other	273	179	154	606	56,420	57,026	-
	$7,581	$312	$3,641	$11,534	$790,836	$802,370	$-

The following table presents impaired loans for the years ended December 31:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
2020
Loans without a specific allowance (non-purchased) Residential real estate	$2,302	$2,302	$-	$4,063	$24
Construction and land development	-	-	-	-	-
Commercial real estate	61	61	-	1,758	-
Commercial	790	790	-	438	-
Nondepository financial institutions	-	-	-	-	-
Consumer and other	101	101	-	116	-
Total	$3,254	$3,254	$-	$6,374	$24
Loans with a specific allowance (non-purchased)
Residential real estate	$8	$8	$8	$87	$-
Construction and land development	71	71	71	36	-
Commercial real estate	-	-	-	-	-
Commercial	1,220	1,220	379	1,395	-
Nondepository financial institutions	-	-	-	-
Consumer and other	-	-	-	-	-
Total	$1,299	$1,299	$458	$1,518	$-
Loans with a specific allowance (purchased)
Residential real estate	$471	$587	$-	$1,143	$36
Construction and land development	-	-		92	-

20

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Commercial real estate	-	-		2,456	-
Commercial	-	-		-	-
Nondepository financial institutions	-	-		-	-
Consumer and other	-	-		-	-
Total	$471	$587	$-	$3,690	$36
Total
Residential real estate	$2,781	$2,897	$8	$5,292	$60
Construction and land development	71	71	71	127	-
Commercial real estate	61	61	-	4,214	-
Commercial	2,010	2,010	379	1,833	-
Nondepository financial institutions	-	-	-	-	-
Consumer and other	101	101	-	116	-
Total impaired loans	$5,024	$5,140	$458	$11,581	$60
2019
Loans without a specific allowance (non-purchased) Residential real estate	$5,823	$5,823	$-	$4,712	$18
Construction and land development	-	-	-	-	-
Commercial real estate	3,455	3,455	-	1,876	-
Commercial	85	85	-	69	-
Nondepository financial institutions	-	-	-	-	-
Consumer and other	131	131	-	161	-
Total	$9,494	$9,494	$-	$6,818	$18
Loans with a specific allowance (non-purchased)
Residential real estate	$167	$167	$31	$83	$-
Construction and land development	-	-	-	-	-
Commercial real estate	-	-	-	279	-
Commercial	1,570	1,570	46	1,689	-
Nondepository financial institutions	-	-	-	-
Consumer and other	-	-	-	-	-
Total	$1,737	$1,737	$77	$2,051	$-
Loans with a specific allowance (purchased)
Residential real estate	$1,481	$1,698	$57	$2,046	$144
Construction and land development	183	183	14	203	11
Commercial real estate	4,884	4,911	127	6,552	384
Commercial	-	-	-	-	-
Nondepository financial institutions	-	-	-	-	-
Consumer and other	-	-	-	-	-
Total	$6,548	$6,792	$198	$8,801	$539
Total
Residential real estate	$7,471	$7,688	$88	$6,841	$162
Construction and land development	183	183	14	203	11
Commercial real estate	8,339	8,366	127	8,707	384
Commercial	1,655	1,655	46	1,757	-
Nondepository financial institutions	-	-	-	-	-
Consumer and other	131	131	-	161	-
Total impaired loans	$17,779	$18,023	$275	$17,669	$557

21

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Interest income recognized on impaired loans includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as cash collections of interest on non- accruing impaired loans for which the ultimate collectability is not certain.

The following table presents the Company’s nonaccrual loans at December 31. This table excludes performing troubled debt restructured nonaccrual loans of $1.2 million and $1.6 million at December 31, 2020 and 2019, respectively.

	2020	2019
Residential real estate	$1,761	$217
Construction and land development	71	-
Commercial real estate	61	3,455
Commercial	791	84
Nondepository financial institutions	-	-
Consumer and other	101	131
Total	$2,785	$3,887

At December 31, 2020 and 2019, the Company had a number of loans that were modified in troubled debt restructurings and were impaired. The modifications of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

Additionally, the Company is working with borrowers impacted by COVID-19 and providing modifications to include interest only or principal and interest deferrals. These modifications are excluded from troubled debt restructuring classification under Section 4013 of the CARES Act. As of December 31, 2020, the Company had approximately $6.8 million in loans modified under the Act.

As of December 31, 2020 and 2019, the Company had a recorded investment in troubled debt restructurings of approximately $2.2 million and $3 million, respectively. The Company allocated

$379,000 and $46,000 of specific reserves for those loans at December 31, 2020 and 2019, respectively, and has no commitment to lend additional amounts.

The troubled debt restructurings described above had no impact on the specific allowance for loan losses and resulted in no charge-offs during the years ended December 31, 2020 and 2019.

There were no material troubled debt restructurings at December 31, 2020 or 2019, modified in the past 12 months, which subsequently defaulted.

Paycheck Protection Program

In 2020, in response to the COVID-19 pandemic, the federal government instituted various economic relief programs. To aid in employment preservation, it implemented the Paycheck Protection Plan loan program (PPP) through the U.S. Small Business Administration (SBA). Under the PPP, financial institutions made loans to businesses, subject to SBA approval, for borrowers meeting specific eligibility criteria. The Bank participated in the PPP loan program, funding approximately $62 million of such loans in 2020, of which approximately $50.4 million remained outstanding as of December 31, 2020. PPP loans under the 2020 program have a maturity of 24 months (and may be modified to a 5-year term) from the funding date and bear interest at 1%. The Bank is entitled to an origination fee associated with the loans ranging from 1% to 5%, depending on loan size. If the borrower meets certain criteria, their PPP loan is subject to forgiveness by the SBA which, if qualifying, the SBA repays the loan amount and related interest and fees. During 2020, approximately $11.6 million of PPP loans originated by the Bank were

22

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

either repaid or forgiven. The timing of future PPP loan repayment or forgiveness is uncertain; however, the Bank believes the majority of outstanding PPP loans will either be forgiven by the SBA or repaid by the borrowers.

Purchased Loans

Purchased loans acquired as part of an acquisition of certain assets of a failed bank in 2010 and an acquisition of an unaffiliated bank in 2015, were recorded at estimated fair value on the purchase date without carryover of any prior allowance for loan losses. It was probable at the date of acquisition that the Company would not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the purchase date included factors such as past due and nonaccrual status. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non- accretable difference.

Subsequent decreases in estimated cash flows result in impairment recognition through the recording of a provision for loan losses and related allowance component. Subsequent increases in estimated cash flow result in a reversal of the provision for loan losses to the extent of appropriate changes or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Further, any excess cash flows expected at acquisition over the estimated fair value is referred to as the accretable difference and is recognized in interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

The fair value of purchased credit-impaired loans at the acquisition date was determined based on risk ratings, expected cash flows and estimated fair value of loan collateral. The unpaid principal balance and carrying amount of purchased credit-impaired loans at December 31 is as follows:

	2020	2019
Residential real estate	$926	$4,519
Construction and land development	1,552	1,467
Commercial real estate	2,734	8,757
Commercial	-	-
Nondepository financial institutions	-	-
Consumer and other	-	-
Unpaid principal balance	$5,212	$14,743
Carrying amount, net of allowance of $0 and $198 at December 31, 2020 and 2019, respectively	$4,108	$12,226

Note 5:Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2020	2019
Land	$8,439	$8,439
Buildings and leasehold improvements	19,875	19,836
Furniture, fixtures and equipment	3,875	3,875
	32,189	32,150
Less accumulated depreciation	(8,584)	(7,534)
Net premises and equipment	$23,605	$24,616

23

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Note 6:Operating Leases

As of December 31, 2020, the Company had non-cancellable operating leases on certain facilities and equipment which expire over the subsequent seven years. These leases generally contain renewal options for periods ranging from two to five years and require the Company to pay all executory costs such as property taxes, maintenance and insurance. The Company has the right to extend its facilities leases through a series of renewal options.

Future minimum lease payments under operating leases at December 31, 2020 were as follows:

2021	$262
2022	203
2023	166
2024	116
2025	68
Total minimum lease payments	$815

Rental expense for 2020 and 2019 approximated $287,000 and $282,000, respectively.

Note 7:Core Deposit Intangibles

The carrying basis and accumulated amortization of core deposit intangible assets at December 31 were:

2020		2019
Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
$1,160	$1,023	$1,160	$912

Amortization expense for the years ended December 31, 2020 and 2019 approximated $111,000 and $145,000, respectively. Future amortization expense after December 31, 2019 follows:

2021	$79
2022	45
2023	13
Total	$137

Note 8:Interest-bearing Time Deposits

Interest-bearing time deposits in denominations of $250,000 or more approximated $49 million and $53 million at December 31, 2020 and 2019, respectively.

At December 31, 2020, the scheduled maturities of time deposits were as follows:

2021	$347,884
2022	29,727
2023	457
2024	271
2025	84
Total	$378,423

24

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Note 9:Federal Home Loan Bank Advances

At December 31, advances from a FHLB were as follows:

	2020	2019
Maturing in 2022, fixed rate at 2.120%	$10,000	$10,000
Maturing in 2022, fixed rate at 2.410%	5,000	5,000
Maturing in 2023, fixed rate at 2.44%	5,000	5,000
Amortizing 10-year borrowing, matures in 2025, fixed rate at 2.64%	6,941	7,995
Repurchase agreements maturing in 2020,
fixed rate at 1.85%	-	25,000
Overnight borrowing, due on demand, floating rate at 0.29% and 1.73% on December 31, 2020 and 2019, respectively	12,500	47,690
	$39,441	$100,685

Each fixed rate advance contains a prepayment penalty. The advances were collateralized by $189.3 million and $218 million of first-mortgage residential real estate loans, commercial real estate loans, and securities at December 31, 2020 and 2019, respectively. Loans are pledged under a blanket lien arrangement and securities are pledged on an individual security basis. Based on this collateral and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to a total of $149.9 million as of December 31, 2020, in addition to outstanding advances.

At December 31, 2020, scheduled debt payments are as follows:

2021	$13,583
2022	16,111
2023	6,141
2024	1,171
2025	2,435
$39,441

Note 10:Regulatory Matters

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines, and additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulatory agencies. Failure to meet capital requirements can initiate regulatory action. The final, fully phased-in rules implementing Basel III became effective for the Company January 1, 2019.

In conjunction with its implementation of the Basel III rules, the Company elected to exclude its unrealized gain (loss) on available-for-sale securities from current and future regulatory capital computations, as permitted by those rules.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, prior regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2020 and 2019, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for

25

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios and related required minimums are summarized below:

			Minimum Required For Capital Adequacy		Minimum Required To Be Well Capitalized Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020
Total Capital (to risk-weighted assets)	$158,523	16.80%	$75,488	8.00%	$94,360	10.00%
Tier I Cap ital (to risk-weighted assets)	$149,156	15.81%	$56,616	6.00%	$75,488	8.00%
Common Tier I CET1 (to risk-weighted assets)	$149,156	15.81%	$42,462	4.50%	$61,334	6.50%
Tier I Cap ital (to average assets)	$149,156	13.38%	$44,591	4.00%	$55,739	5.00%
As of December 31, 2019
Total Capital (to risk-weighted assets)	$149,941	15.87%	$75,604	8.00%	$94,505	10.00%
Tier I Cap ital (to risk-weighted assets)	$140,845	14.90%	$56,703	6.00%	$75,604	8.00%
Common Tier I CET1 (to risk-weighted assets)	$140,845	14.90%	$42,527	4.50%	$61,428	6.50%
Tier I Cap ital (to average assets)	$140,845	13.58%	$41,486	4.00%	$51,857	5.00%

Basel III also establishes a capital conservation buffer which is to be not less than 2.5% on January 1, 2019 and thereafter. The capital conservation buffer is the percent by which the risk-based ratios exceed the adequately capitalized minimums. At December 31, 2020 the Bank’s capital conservation buffers on a fully phased-in basis was 8.80%.

Management believes as of December 31, 2020, the Company and Bank meet all capital adequacy requirements to which they are subject.

Due to the Company being considered a “small” holding company under current regulatory rules, computation of its Basel III capital ratios is not required.

Note 11:Related Party Transactions

At both December 31, 2020 and 2019, the Company had loans outstanding to employees, executive officers, directors, principal stockholders and their affiliates approximating $40 million.

The Bank leases one of its banking facilities from an entity related by common ownership. Rent payments under this lease agreement approximated $116,000 and $111,000 in 2020 and 2019, respectively.

Deposits from related parties held by the Bank at December 31, 2020 and 2019, totaled $41.3 million and $51 million, respectively, substantially all of which were held in demand accounts.

Loans and other extensions of credit to related parties and deposits from related parties were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, such loans did not involve more than normal risk of collectability or present other unfavorable features.

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Note 12:Certain Employee Benefit Plans

The Company has a defined contribution 401(k) plan covering substantially all employees meeting eligibility requirements. The Company matches 100% of the employee’s contribution up to 3% and 50% of the next 2% of the employee’s compensation. Employer contributions for the years ended December 31, 2020 and 2019 approximated $498,000 and $436,000, respectively.

The Company has a phantom stock plan for the purpose of attracting and retaining certain key employees of the Bank. Under the terms of that plan, its participants are granted hypothetical units which are valued based upon an independent appraisal of the Bank at the grant date and adjusted for subsequent appraised-value changes occurring during the term of such grants. The hypothetical units and related value vest over a period of up to ten years from the date of grant, with accelerated vesting upon the achievement of designated performance goals, beginning in 2016, and the occurrence of certain events. No accelerated vesting occurred in 2019. Certain plan units were subject to accelerated vesting in 2020 and were settled during the year. In addition, the sale of the Company (see Note 15) and resulting change in control, results in accelerated vesting of all remaining plan units. Accordingly, expense related to this plan approximated $1.9 million in 2020, including plan units which will be settled on or prior to the sale of the Company in early 2021.

Expense associated with this plan approximated $515,000 in 2019.

Note 13:Significant Estimates, Concentrations, and Other Contingencies

GAAP requires disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the disclosures regarding loans. Estimates related to the valuation of foreclosed assets held for sale are generally determined by independent appraisals. Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk. Other matters include the following:

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

Investments

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the consolidated financial statements.

Current Economic Conditions

In early 2020, a new coronavirus strain (COVID-19) began to spread throughout the United States, which is believed to have originated in China. COVID-19 became a widespread pandemic in the

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LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

U.S (and worldwide), resulting in the temporary shut-down of many aspects of commerce within the U.S. economy, a sharp economic downturn and recession. As the year progressed, spread of the virus was neither contained or abated and, as a result, COVID-19 has resulted in epic levels of deaths of individuals, illness and economic stress for many businesses and individuals. In late 2020, as a result of aggressive clinical research activities, new vaccines have been developed which are anticipated to protect individuals from COVID-19 and its mutations; however, distribution of the vaccines in early 2021, related efficacy and side-effects remain uncertain as of the date of issuance of these financial statements.

As a result of the pandemic, management has closely monitored its loan portfolios and borrower performance and, through December 31, 2020, its borrowers have generally performed satisfactorily regarding their financial obligations to the Bank. During 2020, the Bank entered into limited deferrals of loan interest and principal payments for some borrowers, which enabled them more flexibility with their survival and recovery efforts, most of whom resumed normal debt service payments later in 2020. In addition to the forgoing, Bank management reviewed its loan portfolios for concentrations in industries more significantly impacted by the pandemic, such as retail businesses and hospitality, for which the Bank has modest exposure and its borrowers are generally performing pursuant to the terms of their loans.

The future impact of the COVID-19 pandemic remains uncertain.

The domestic economy in the United States is in a continual state of flux and change.

The accompanying consolidated financial statements have been prepared using values and information currently available to the Company.

As current economic conditions continue to evolve, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity. Furthermore, regulatory agencies could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective action.

Note 14:Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the customer’s payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, when deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2020 and 2019, the Company had no outstanding commitments to originate loans other than standby letters of credit, lines of credit, and mortgage loans summarized below.

28

LINCO Bancshares, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Tables in Thousands)

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

Fees for letters of credit are initially recorded by the Company as deferred revenue and are recognized as revenue at the termination of the respective agreements. Should the Company be obligated to perform under standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid. The Company had total outstanding letters of credit amounting to $3.2 million and $3.9 million at December 31, 2020 and 2019, with terms maturing through 2022 and 2021, respectively.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and generally have fixed expiration dates. Since a portion of the credit facility may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by- case basis. The amount of collateral obtained, when deemed necessary, is based on management’s credit evaluation of the customer. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments. At December 31, 2020 and 2019, the Company had granted unused lines of credit to borrowers aggregating approximately $199 million and $167 million, respectively.

Mortgage Loans

Commitments to fund certain residential mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company’s practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. These mortgage banking derivatives are not designated as hedge relationships. At December 31, 2020 and 2019, the Company had approximately $8.2 million and $4.1 million of interest rate lock commitments outstanding and $11.4 million and $8.5 million of forward commitments, respectively, for the future delivery of residential mortgage loans on a best-efforts basis.

Note 15:Sale of Company

In September 2020, the Company’s stockholders entered into an agreement whereby First Mid Bancshares, Inc. (First Mid), a bank holding company headquartered in Illinois, will acquire all of the Company’s outstanding common stock for consideration consisting of a combination of cash and previously-unissued shares of First Mid. The sale of the Company was completed in February 2021. First Mid intends to subsequently merge the Company’s primary subsidiary, Providence Bank, with and into First Mid’s primary subsidiary, First Mid Bank & Trust, N.A.

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